SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 7, 2011 (March 1, 2011)

AMBAC FINANCIAL GROUP, INC.

(Exact name of Registrant as specified in its charter)

Delaware	1-10777	13-3621676
(State of incorporation)	(Commission file number)	(I.R.S. employer identification no.)

One State Street Plaza, New York, New York 10004

(Address of principal executive offices) (Zip Code)

(212) 668-0340

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 1.01	Entry into a Material Definitive Agreement

On March 1, 2011, Ambac Financial Group, Inc. (the “Company”), Ambac Assurance Corporation (“Ambac Assurance”), the Segregated Account of Ambac Assurance Corporation (the “Segregated Account”) and One State Street, LLC (“OSS”) entered into a settlement agreement (the “Settlement Agreement”) to terminate the Company’s existing headquarters office lease with OSS (the “Existing Lease”) and to agree to settle all claims among the parties relating to the Existing Lease.

The Settlement Agreement provides that Ambac Assurance and OSS will enter into a new lease (the “New AAC Lease”) for a reduced amount of space. The Settlement Agreement also provides that OSS will have an allowed general unsecured claim in the Company’s bankruptcy case for the amount that the Company would owe OSS under the U.S. Bankruptcy Code upon rejection of the existing lease, which amount will be determined on the Effective Date (as defined below), but will not exceed $14.3 million (the “AFG Payment”). The AFG Payment will be made by the Company in the same form as payment is made to the Company’s other creditors in accordance with, and pursuant to, a confirmed plan of reorganization. The Settlement Agreement further provides that the Segregated Account will issue junior surplus notes to OSS. The amount of the junior surplus notes will be determined on the Effective Date and will equal: (i) the net present value using a 7% discount rate (“NPV”) of certain amounts owed under the Existing Lease; minus (ii) the NPV of amounts owed under the New AAC Lease; minus (iii) 83.33% of the value of any distribution received by OSS from the Company’s bankruptcy estate on account of OSS’s lease termination claim; minus (iv) the NPV of amounts paid for any extension of term of the New AAC Lease.

The Effective Date will occur on the date on which certain conditions have been satisfied, so long as such conditions are satisfied prior to June 30, 2011, including, without limitation, approvals of (i) the rehabilitator for the Segregated Account, (ii) the Wisconsin rehabilitation court, (iii) the bankruptcy court in the Company’s bankruptcy, (iv) the Wisconsin Office of the Commissioner of Insurance and (v) OSS’s mortgage holder.

On March 1, 2011, Ambac Assurance also entered into the New AAC Lease with OSS for an initial term commencing on the Effective Date through December 31, 2015. The New AAC Lease provides for the rental of a reduced amount of space at the Company’s current location, One State Street Plaza, at a current market rate of approximately $20 million in the aggregate over the initial term. The New AAC Lease also provides that its term may be extended to September 30, 2019 under certain circumstances.

Item 1.02	Termination of a Material Definitive Agreement

The information included in Item 1.01 above is incorporated by reference into this Item 1.02.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Ambac Financial Group, Inc.
(Registrant)

Dated: March 7, 2011

	By:	/s/ Anne Gill Kelly
Anne Gill Kelly
Managing Director, Secretary and Assistant General Counsel